Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
GlobeImmune, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333‑202820) on Form S‑8 of GlobeImmune, Inc. of our report dated March 17, 2015, with respect to the balance sheet of GlobeImmune, Inc. as of December 31, 2014, and the related statements of operations, stockholders’ (deficit) equity, and cash flows for each of the years in the two-year period ended December 31, 2014, which report appears in the December 31, 2015 annual report on Form 10‑K of GlobeImmune, Inc.

/s/ KPMG LLP

Boulder, Colorado
March 15, 2016